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                                                                EXHIBIT 10.13


                        American Disposal Services, Inc.

                              As of January 1, 1996

[Name]

Dear [Name]:

          We refer to the Nonqualified Stock Option Agreement (the "OPTION AGREEMENT"), dated as of January 1, 1996, between American Disposal Services, Inc., a Delaware corporation (the "COMPANY"), and you.

          With respect to each year in which you exercise stock options granted pursuant to the Option Agreement ("OPTIONS"), the Company will pay to you, within ten days after it files its federal income return with respect to such year, an amount equal to the lesser of (i) your Additional Tax (as hereinafter defined) on the exercise of the Options for such year and (ii) your Proportionate Share (as hereinafter defined) of the Tax Savings (as hereinafter defined) for such year, if any. You will not be entitled to additional payments and the Company will not be entitled to any refund under this letter if there is a change in the amount of the Tax Savings as a result of events occurring in subsequent years.

          For purposes of this letter, the following terms shall have the meanings set forth below:

          "ADDITIONAL TAX" means an amount equal to the difference between (i) the federal income tax actually paid by you as a result of your exercise of your Options and (ii) the federal income tax that would have actually been paid by you as a result of your exercise of your Options had such exercise been taxed at capital gains rates.

          "OPERATING MANAGEMENT OPTIONEES" means Richard De Young, John McDonnell, Richard Kogler, Lawrence Conrath and Ann Straw.

          "OTHER OPTIONS" means options granted to Operating Management Optionees and other Stollerco Optionees pursuant to Nonqualified Option Agreements dated as of January 1, 1996.

          "PROPORTIONATE SHARE" means, with respect to any year, the ratio of
(x) the total number of Options exercised by you during such year to (y) the sum of (i) the total number of Options exercised by you during such year and (ii) the total number of Other Options exercised by the Operating Management Optionees and Stollerco Optionees during such year.

          "STOLLERCO OPTIONEES" means Scott H. Flamm and Michael S. Pfeffer.



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          "TAX SAVINGS" means, with respect to any year, the amount of federal income taxes, if any, actually saved by the Company as a result of deductions attributable to the exercise of Options and Other Options in that year, assuming that the Company first utilizes all of the following to the extent then available to it: (i) losses, (ii) deductions other than those described above and (iii) credits.

          If you are in agreement with the foregoing, please so indicate by signing in the space provided below.

                                        Very truly yours,

                                        AMERICAN DISPOSAL SERVICES, INC.


                                        By:______________________
                                        Title:

Agreed to and accepted
as of the date first above written:


____________________
[Name]

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